Morgan Stanley Institutional Fund, Inc. - Advantage Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Dunkin' Brands Group Inc.
Purchase/Trade Date:7/27/11
Size of Offering/shares: 22,250,000 shares
Offering Price of Shares: $19.00
Amount of Shares Purchased by Fund:133
Percentage of Offering Purchased by Fund: 0.001
Percentage of Fund's Total Assets: 0.04
Brokers: JPMorgan, Barclays Capital, Morgan Stanley, BofA Merrill Lynch, Goldman, Sachs & Co., Baird, Stifel Nicolaus Weisel, William Blair & Company, Wells Fargo Securities, Raymond James, Moelis & Company, SMBC Nikko,
Ramirez & Co., Inc., The Williams Capital Group, L.P.
Purchased from:  Barclays Capital